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                                                                     EXHIBIT 11

           EXHIBIT 11.  COMPUTATION OF NET INCOME PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                    FOR THE YEAR ENDED
                                                                        JUNE 25,         JUNE 24,        JUNE 29,
                                                                          1994            1995             1996
PRINTPACK, INC.
Net income for net income per common share                                  17,110       $   16,824      $   13,236
                                                                        ==========       ==========      ==========

Weighted average number of common shares outstanding
  during the year - used in calculation of net income
  per common share (1)                                                   4,218,560        4,218,560       4,218,560
                                                                        ==========       ==========      ==========

Net income per common share                                             $     4.06       $     3.99      $     3.14
                                                                        ==========       ==========      ==========



(1) The Company had no common stock equivalents outstanding during any of the years presented.